UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2006

POPE & TALBOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7852	94-0777139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 S.W. First Avenue, Suite 200 Portland, Oregon	97201
(Address of principal executive offices)	(Zip Code)

(503) 228-9161

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

As previously disclosed, on October 28, 2005, Pope & Talbot, Inc. (the “Company”) announced its plan to close its sawmill facility in Midway, British Columbia (B.C.), and consolidate its sawmill operations in the Boundary timber supply area at its Grand Forks, B.C. sawmill, at the end of the first quarter of 2006. Subsequently, market prices for softwood lumber have strengthened, and on December 6, 2005 the U.S. Department of Commerce announced a reduction in the cash deposit duty rate on softwood lumber imports into the United States from 20.15% to 10.81%. In addition, the union representing hourly employees at the Midway sawmill challenged the Company’s position that the consolidation of operations constituted a “relocation” of the Midway sawmill rather than a “permanent plant closure” under the union contract. In early January 2006, the arbitrator ruled in favor of the union, a decision that would have resulted in an increase in estimated expenses for employee termination benefits. These factors caused the Company to reevaluate its decision to close the Midway sawmill.

On January 25, 2006, the Company announced that it would continue to operate the Midway sawmill on a reduced basis after March 31, 2006. Under its revised plan for Midway, the Company will operate the Midway sawmill and dry kilns on a one-shift-per-day basis (down from the current two shifts per day), and will transfer the unfinished lumber to Grand Forks for planing and shipping.

The Midway sawmill is located 35 miles from the Grand Forks sawmill, and the two mills obtain their log supplies primarily from the Boundary timber supply area, supplemented in recent years with log purchases from outside the immediate area. The Company has been modernizing and upgrading its Grand Forks sawmill, which will have approximately 255 million board feet of annual production capacity after the mill upgrade is completed, expected about the end of the first quarter of 2006. Under its reduced shift schedule, the Midway sawmill will have approximately 95 million board feet of annual production capacity. The Midway and Grand Forks sawmills together produced between 250-260 million board feet in 2002 and 2003, 313 million board feet in 2004 and 334 million board feet in 2005.

The Company expects to incur costs for employee termination benefits in connection with the reduction in Midway operations, and is currently in discussions with the union regarding early retirement or other severance benefits for hourly employees. Based on its current proposal to the union, the Company estimates that employee termination costs will range from $1.1 million to $2.0 million and expects to record these expenses by the end of the first half of 2006. The employee termination benefits will result in future cash expenditures and are based on management’s best estimate of the costs to be incurred. It is at least reasonably possible that a change in these estimates will occur in the near term.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on January 31, 2006.

POPE & TALBOT, INC. Registrant

By	/s/ Richard K. Atkinson
	Name:	Richard K. Atkinson
	Title:	Vice President and Chief Financial Officer

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